EXHIBIT 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

CITIZENS FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Depositary Shares Each Representing a 1/40th Interest in a Share of Perpetual 7.375% Non-Cumulative Preferred Stock, Series H	457(o) and 457(r)(1)	$400,000,000	100.00%	$400,000,000	0.00014760	$59,040.00

	Equity	Perpetual 7.375% Non-Cumulative Preferred Stock, Series H	457(o) and 457(r)(1)	(2)	(2)	(2)	0.00014760	(2)

	Total Offering Amounts					$400,000,000		$59,040.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$59,040.00

(1)

The filing fee is calculated in accordance with 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rule 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-260150 filed on October 8, 2021.

(2)	No separate consideration will be payable in respect of shares of Perpetual 7.375% Non-Cumulative Preferred Stock, Series H, which are issued in connection with this offering.